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                                                                   EXHIBIT  99.1


FOR IMMEDIATE RELEASE               CONTACT: CHARLES J. CASAMENTO
                                             CHAIRMAN, PRESIDENT & CEO
                                             TIMOTHY E. MORRIS
                                             VP FINANCE & ADMIN., CFO
                                             (510) 732-5551


                     RIBOGENE ADOPTS STOCKHOLDER RIGHTS PLAN

HAYWARD, CA, JULY 13, 1999 - RIBOGENE, INC. (AMEX:RBO) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of July 23, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all RiboGene stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire RiboGene. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 20 percent or more of the RiboGene Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of RiboGene's Common Stock, all rightsholders except the buyer will be entitled to acquire RiboGene Common Stock at a discount. "Grandfathered" stockholders and their affiliates and associates will be exempt from the Rights Plan, unless "Grandfathered" stockholders acquire beneficial ownership of 22 percent or more of RiboGene's Common Stock. The effect will be to discourage acquisitions of more than 20 percent of RiboGene's Common Stock without negotiations with the RiboGene Board of Directors.

The rights will trade with RiboGene's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. RiboGene's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20 percent of the RiboGene Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.



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RiboGene is a drug discovery company focused on the identification of novel lead compounds and the development of potential drug candidates for the treatment of infectious diseases. The Company's drug discovery efforts target infectious diseases for which the efficacy of existing therapies is being threatened by the emergence of drug resistance or for which existing therapies have had limited effectiveness. The Company also has a late stage product, Emitasol(R), under development for diabetic gastroparesis and chemotherapy-induced delayed onset nausea and vomiting. RiboGene has alliances with Dainippon Pharmaceutical Co., Ltd., Roberts Pharmaceutical Co., ArQule, Inc., and EnzyMed.

Except for the historical information contained herein this press release contains forward-looking statements that involve risks and uncertainties, which are discussed in Registration Statement No. 333-38781, as filed by the Company with the Securities and Exchange Commission. The risk factors and other information contained in such Registration Statement should be considered in evaluating the Company's prospects and future financial performance.

          For more information on RiboGene, please contact our website at www.ribogene.com.

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